Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2011 FINANCIAL RESULTS

– Second quarter record revenue of $92.1 million up 22% — Record GMV of $137.7 million up 31% -

Record adjusted EBITDA of $14.0 million up 37% — Record Adjusted EPS of $0.22 up 22%

WASHINGTON — May 5, 2011 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its second quarter of fiscal year 2011 (Q2-11) ended March 31, 2011.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q2-11 record revenue of $92.1 million, an increase of approximately 22% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation, for Q2-11 was a record $14.0 million, an increase of approximately 37% from the prior year’s comparable period.  Q2-11 Gross Merchandise Volume (GMV), the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $137.7 million, an increase of approximately 31% from the prior year’s comparable period.

Net income in Q2-11 was $5.1 million or $0.18 diluted earnings per share.  Adjusted net income, which excludes stock based compensation — net of tax, in Q2-11 was a record $6.2 million or a record $0.22 diluted earnings per share based on 28.1 million fully diluted shares outstanding, an increase of approximately 26% and 22%, respectively, from the prior year’s comparable period.

“LSI reported record results in Q2-11 due to strong overall growth in sales volumes, favorable product mix and associated operating leverage.  Record GMV results were driven by growth within our DoD (Govliquidation.com), energy (Network International), and state and local (GovDeals) marketplaces that continue to benefit from improved merchandising, service levels and our expanding buyer base.  As more commercial and government sellers have discovered the efficiency of our online marketplaces this has helped generate strong financial results for our shareholders, exemplified by our adjusted EBITDA of $43.9 million and operating cash flow of $32.3 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our clients’ financial and environmental sustainability initiatives,” said Bill Angrick, Chairman and CEO of LSI.

“Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with approximately 1,508,000 registered buyers, which is up approximately 16% over the prior year period, illustrating that our marketplace continues to be attractive to buyers in a recovering economy,” stated Angrick.

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Business Outlook

While the economic environment has improved, we believe changes in consumer spending patterns may impact the volume and value of goods sold in our commercial retail goods marketplaces resulting in lower than optimal margins. Additionally, during fiscal year 2011 we expect to fund major upgrades in our technology infrastructure to support further integration of our existing businesses and online marketplaces. In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2011:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices in our capital assets marketplaces;

(iii)                               continued pricing pressure from buyers in our retail goods marketplaces resulting in lower than optimal margins;

(iv)                              an effective income tax rate of 50%; and

(v)                                 improved operations and service levels in our commercial retail goods business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2011 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2011 to range from $500 million to $525 million, which is an increase from our previous guidance range of $480 million to $520 million.  We expect GMV for Q3-11 to range from $120 million to $130 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2011 to range from $48 million to $50 million, which is an increase from our previous guidance range of $43 million to $45 million.  We expect Adjusted EBITDA for Q3-11 to range from $11.0 million to $13.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2011 to range from $0.73 to $0.77, which is an increase from our previous guidance range of $0.66 to $0.74.  In Q3-11, we estimate Adjusted Earnings Per Diluted Share to be $0.18 to $0.20.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

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Key Q2-11 Operating Metrics

Registered Buyers — At the end of Q2-11, registered buyers totaled approximately 1,508,000, representing a 16% increase over the approximately 1,299,000 registered buyers at the end of Q2-10.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 546,000 in Q2-11, an approximately 12% decrease over the approximately 617,000 auction participants in Q2-10, as a result of fewer transactions (see completed transactions below).

Completed Transactions — Completed transactions decreased to approximately 132,000, an approximately 3% decrease for Q2-11 from the approximately 136,000 completed transactions in Q2-10, as a result of an increase in average transaction size of approximately 35% from $773 in Q2-10 to $1,041 in Q2-11 due to our merchandising and lotting strategies.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our U.S. commercial business, primarily as a result of the Network International acquisition completed on June 15, 2010, and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q2-11 decreased to 35.2% compared to 37.0% in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-11	Q2-10
Profit-Sharing Model:
Original Surplus Contract	—	0.8%
Scrap Contract	14.9%	16.8%
Total Profit Sharing	14.9%	17.6%
Consignment Model:
GovDeals	18.9%	18.7%
Commercial — US	18.7%	14.8%
Total Consignment	37.6%	33.5%
Purchase Model:
Commercial — US	25.2%	25.9%
New Surplus Contract	20.3%	19.4%
Commercial — International	1.7%	2.3%
Total Purchase	47.2%	47.6%

Other	0.3%	1.3%
Total	100.0%	100.0%

Revenue Mix

	Q2-11	Q2-10
Profit-Sharing Model:
Original Surplus Contract	—	1.1%
Scrap Contract	22.3%	23.4%
Total Profit Sharing	22.3%	24.5%
Consignment Model:
GovDeals	2.6%	2.3%
Commercial - US	4.3%	4.9%
Total Consignment	6.9%	7.2%
Purchase Model:
Commercial — US	37.6%	36.0%
New Surplus Contract	30.2%	27.0%
Commercial — International	2.5%	3.2%
Total Purchase	70.3%	66.2%

Other	0.5%	2.1%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest income and other (expense), net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense and acquisition costs.

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(in thousands) (unaudited)
Net income	$5,059	$3,577	$6,442	$6,517
Interest (income) and other expense, net	34	(55)	54	(42)
Provision for income taxes	5,059	3,019	6,442	5,650
Amortization of contract intangibles	204	203	407	407
Depreciation and amortization	1,351	970	2,541	1,881

EBITDA	11,707	7,714	15,886	14,413
Stock compensation expense	2,312	2,509	4,528	4,245
Acquisition costs	—	—	4,695	—

Adjusted EBITDA	$14,019	$10,223	$25,109	$18,658

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock-based compensation expense and acquisition costs. Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$5,059	$3,577	$6,442	$6,517
Stock compensation expense (net of tax)	1,156	1,355	2,264	2,292
Acquisition costs (net of tax)	—	—	2,348	—

Adjusted net income	$6,215	$4,932	$11,054	$8,809

Adjusted basic earnings per common share	$0.23	$0.18	$0.41	$0.32

Adjusted diluted earnings per common share	$0.22	$0.18	$0.39	$0.32

Basic weighted average shares outstanding	27,298,989	27,046,617	27,253,138	27,292,963

Diluted weighted average shares outstanding	28,068,461	27,228,908	28,179,741	27,451,074

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Conference Call

The Company will host a conference call to discuss the second quarter fiscal year 2011 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-788-0539 or 857-350-1667 and providing the participant pass code 92655440. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending June 4, 2011 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until June 4, 2011 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 39394209.  Both replays will be available starting at 1:30 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The Company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail (Liquidation.com, UK-Liquidation.com), government (GovLiquidation.com, GovDeals.com) and capital assets (NetworkIntl.com, Liquibiz.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,361	$43,378
Short-term investments	12,786	33,405
Accounts receivable, net of allowance for doubtful accounts of $426 and $328 at March 31, 2011 and September 30, 2010, respectively	7,039	4,475
Inventory	19,272	17,321
Prepaid expenses, deferred taxes and other current assets	11,089	10,122
Total current assets	133,547	108,701
Property and equipment, net	7,696	6,781
Intangible assets, net	2,201	3,057
Goodwill	40,005	39,831
Other assets	6,276	6,534
Total assets	$189,725	$164,904
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,014	$8,605
Accrued expenses and other current liabilities	20,278	23,659
Profit-sharing distributions payable	10,107	5,596
Acquisition earn out payable	5,000	995
Customer payables	14,749	9,783
Total current liabilities	58,148	48,638
Acquisition earn out payable	—	1,810
Deferred taxes and other long-term liabilities	1,959	2,082
Total liabilities	60,107	52,530
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 29,698,045 shares issued and 27,535,989 shares outstanding at March 31, 2011; 28,827,072 shares issued and 26,894,591 shares outstanding at September 30, 2010	27	27
Additional paid-in capital	99,119	85,517
Treasury stock, at cost	(21,884)	(18,343)
Accumulated other comprehensive loss	(3,904)	(4,645)
Retained earnings	56,260	49,818
Total stockholders’ equity	129,618	112,374
Total liabilities and stockholders’ equity	$189,725	$164,904

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010

Revenue	$92,103	$75,782	$170,613	$141,096
Costs and expenses:
Cost of goods sold (excluding amortization)	40,717	33,358	73,656	60,309
Profit-sharing distributions	11,988	11,068	22,609	20,059
Technology and operations	14,363	12,156	27,687	24,242
Sales and marketing	6,180	5,011	12,195	9,659
General and administrative	7,148	6,475	13,885	12,414
Amortization of contract intangibles	204	203	407	407
Depreciation and amortization	1,351	970	2,541	1,881
Acquisition costs	—	—	4,695	—

Total costs and expenses	81,951	69,241	157,675	128,971

Income from operations	10,152	6,541	12,938	12,125
Interest income and other (expense), net	(34)	55	(54)	42

Income before provision for income taxes	10,118	6,596	12,884	12,167
Provision for income taxes	(5,059)	(3,019)	(6,442)	(5,650)

Net income	$5,059	$3,577	$6,442	$6,517

Basic earnings per common share	$0.19	$0.13	$0.24	$0.24

Diluted earnings per common share	$0.18	$0.13	$0.23	$0.24

Basic weighted average shares outstanding	27,298,989	27,046,617	27,253,138	27,292,963

Diluted weighted average shares outstanding	28,068,461	27,228,908	28,179,741	27,451,074

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Operating activities
Net income	$5,059	$3,577	$6,442	$6,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,555	1,174	2,948	2,288
Stock compensation expense	2,312	2,509	4,528	4,245
Provision for inventory allowance	122	398	(45)	488
Provision for doubtful accounts	67	(234)	97	(194)
Changes in operating assets and liabilities:
Accounts receivable	(2,344)	(836)	(2,661)	(437)
Inventory	(707)	628	(1,906)	(2,797)
Prepaid expenses and other assets	154	(700)	(709)	(1,515)
Accounts payable	(753)	249	(591)	398
Accrued expenses and other	(1,929)	1,925	624	4,683
Profit-sharing distributions payable	3,735	1,242	4,511	1,097
Customer payables	2,275	2,354	4,966	1,276
Other liabilities	(56)	(82)	(1,933)	(148)

Net cash provided by operating activities	9,490	12,204	16,271	15,901
Investing activities
Purchases of short-term investments	(1,731)	(5,318)	(7,862)	(23,465)
Proceeds from the sale of short-term investments	21,950	17,180	28,525	27,763
Increase in goodwill and intangibles	(8)	(254)	(29)	(313)
Purchases of property and equipment	(971)	(1,073)	(2,973)	(2,300)

Net cash provided by in investing activities	19,240	10,535	17,661	1,685
Financing activities
Principal repayments of capital lease obligations and debt	—	(14)	—	(28)
Proceeds from exercise of common stock options and warrants (net of tax)	5,185	503	7,580	579
Incremental tax benefit from exercise of common stock options	230	93	1,495	93
Repurchases of common stock	—	(3,837)	(3,541)	(8,922)

Net cash provided by (used in) financing activities	5,415	(3,255)	5,534	(8,278)
Effect of exchange rate differences on cash and cash equivalents	691	(386)	517	(608)

Net increase in cash and cash equivalents	34,836	19,098	39,983	8,700
Cash and cash equivalents at beginning of the period	48,525	23,140	43,378	33,538

Cash and cash equivalents at end of period	$83,361	$42,238	$83,361	$42,238
Supplemental disclosure of cash flow information
Cash paid for income taxes	$4,810	$5,609	$5,377	$6,072
Cash paid for interest	28	6	38	10
Assets acquired under capital leases	—	—	—	—
Contingent purchase price accrued	—	—	4,695	—